CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,165,000	$536.45

PRICING SUPPLEMENT NO. 2039 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-177923 Dated December 27, 2013

JPMorgan Chase & Co. Trigger Autocallable Optimization Securities

$4,165,000 Linked to the iShares® FTSE China Large-Cap ETF due December 31, 2015

Investment Description
Trigger Autocallable Optimization Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") linked to the performance of a specific exchange-traded fund (the "Fund"). The Securities are designed for investors who believe that the price of one share of the Fund will remain flat or increase during the term of the Securities. If the Fund closes at or above the Initial Share Price (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain events described in the accompanying product supplement no. UBS-11-I under "General Terms of Securities — Anti-Dilution Adjustments") on any Observation Date, JPMorgan Chase will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called, JPMorgan Chase will either repay the full principal amount or, if the Fund closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Fund from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Call Return: JPMorgan Chase will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing price of one share of the Fund on any Observation Date is equal to or greater than the Initial Share Price. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of one share of the Fund does not close below the Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity. If the price of one share of the Fund closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Fund from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date	December 27, 2013
	Settlement Date	December 31, 2013
	Observation Dates[1]	Quarterly (see page 4)
	Final Valuation Date[1]	December 28, 2015
	Maturity Date[1]	December 31, 2015
	[1]	Subject to postponement in the event of a market disruption event and as described under "Description of Securities — Postponement of an Observation Date — Securities Linked to a Single Component" and "Description of Securities — Payment at Maturity" in the accompanying product supplement no. UBS-11-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 5 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-11-I AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Trigger Autocallable Optimization Securities linked to the iShares® FTSE China Large-Cap ETF. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Fund	Call Return Rate	Initial Share Price	Trigger Price	CUSIP	ISIN
iShares® FTSE China Large-Cap ETF	9.00% per annum	$38.20	$24.98, which is 65.40% of the Initial Share Price	48127A419	US48127A4195

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this pricing supplement. The Securities will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-11-I dated November 26, 2013 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-11-I, will supersede the terms set forth in product supplement no. UBS-11-I. In particular, please refer to "Additional Terms Specific to the Securities" in this pricing supplement.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product supplement no. UBS-11-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the iShares® FTSE China Large-Cap ETF	$4,165,000	$10	$62,475	$0.15	$4,102,525	$9.85

(1)	See "Supplemental Use of Proceeds" in this pricing supplement for information about the components of the price to public of the Securities
(2)

UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.15 per $10 principal amount Security. See "Underwriting (Conflicts of Interest)" beginning on page PS-45 of the accompanying product supplement no. UBS-11-I.

The estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, when the terms of the Securities were set, was $9.749 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this pricing supplement for additional information.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-11-I dated November 26, 2013. This pricing supplement, together with the documents listed below, contains the terms of the Securities, supplements the free writing prospectus related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-11-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-11-I dated November 26, 2013: http://www.sec.gov/Archives/edgar/data/19617/000089109213009617/e56367_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this pricing supplement, the "issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Fund.

♦You believe the Fund will close at or above the Initial Share Price on one of the specified Observation Dates.

♦You understand and accept that you will not participate in any appreciation in the price of one share of the Fund and that your potential return is limited to the applicable Call Return.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Fund.

♦You are willing to invest in the Securities based on the Trigger Price indicated on the cover hereof.

♦You do not seek current income from this investment and are willing to forgo dividends paid on the Fund.

♦You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of 24 months.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Fund.

♦You require an investment designed to provide a full return of principal at maturity.

♦You believe that the price of one share of the Fund will decline during the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date.

♦You seek an investment that participates in the full appreciation in the price of one share of the Fund or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Fund.

♦You are not willing to invest in the Securities based on the Trigger Price indicated on the cover hereof.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on the Fund.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 24 months, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this pricing supplement and "Risk Factors" in the accompanying product supplement no. UBS-11-I.

Final Terms
Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Fund	iShares® FTSE China Large-Cap ETF
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term	24 months, unless called earlier
Call Feature	The Securities will be called if the closing price of one share of the Fund on any Observation Date is equal to or greater than the Initial Share Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.
Observation Dates[1]	March 27, 2014 June 26, 2014 September 26, 2014 December 29, 2014 March 27, 2015 June 26, 2015 September 28, 2015 December 28, 2015 (Final Valuation Date)
Call Settlement Dates[1]	2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.
Call Return	The Call Return increases the longer the Securities are outstanding and is based upon the rate of 9.00% per annum.
Call Price	The Call Price equals the principal amount per Security plus the applicable Call Return. The table below reflects the Call Return rate of 9.00% per annum.
Observation Date[1]	Call Settlement Dates[1]	Call Return (numbers below reflect the rate of 9.00% per annum)	Call Price (per $10)
March 27, 2014	March 31, 2014	2.25%	$10.225
June 26, 2014	June 30, 2014	4.50%	$10.450
September 26, 2014	September 30, 2014	6.75%	$10.675
December 29, 2014	December 31 2014	9.00%	$10.900
March 27, 2015	March 31, 2015	11.25%	$11.125
June 26, 2015	June 30, 2015	13.50%	$11.350
September 28, 2015	September 30, 2015	15.75%	$11.575
December 28, 2015 (Final Valuation Date)	December 31, 2015 (Maturity Date)	18.00%	$11.800
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the Final Share Price is equal to or greater than the Trigger Price, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Security.

If the Securities are not automatically called and the Final Share Price is less than the Trigger Price, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security, equal to:

$10 × (1 + Fund Return)

Fund Return	(Final Share Price – Initial Share Price) Initial Share Price
Initial Share Price[2]	$38.20, which was the closing price of one share of the Fund on the Trade Date, divided by the Share Adjustment Factor
Final Share Price	The closing price of one share of the Fund on the Final Valuation Date
Share Adjustment Factor[2]	Set equal to 1.0 on the Trade Date
Trigger Price[2]	$24.98, which is equal to 65.40% of the Initial Share Price.

[1]	See footnote 1 under "Key Dates" on the front cover
[2]	Subject to adjustment upon the occurrence of certain events affecting the Fund as described under "General Terms of Securities — Anti-Dilution Adjustments" in the accompanying product supplement no. UBS-11-I.

Investment Timeline
Trade Date	The closing price of one share of the Fund is determined and the Trigger Price is finalized.

Quarterly

The Securities will be called if the closing price of one share of the Fund on any Observation Date is equal to or greater than the Initial Share Price.

If the Securities are called, JPMorgan Chase will pay the Call Price for the applicable Observation Date. This payment is equal to the principal amount plus an amount based on the Call Return rate.

Maturity Date

The Final Share Price is determined as of the Final Valuation Date.

If the Securities have not been called and the Final Share Price is equal to or greater than the Trigger Price, JPMorgan Chase will repay the principal amount equal to $10.00 per Security.

If the Securities have not been called and the Final Share Price is less than the Trigger Price, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the Fund, equal to a return of:

$10 × (1 + Fund Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-11-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Securities should be treated as short-term capital gain or loss unless you hold your Securities for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Securities at the issue price. However, the Internal Revenue Service (the "IRS") or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Fund. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-11-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the Fund has declined below the Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the Fund from the Initial Share Price to the Final Share Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss that is proportionate to the negative Fund Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Share Price is less than the Initial Share Price and you could lose your entire initial investment. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Fund at maturity.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Fund is above the Trigger Price. If by maturity the Securities have not been called, JPMorgan Chase will repay you the full principal amount per Security, unless the price of the Fund closes below the Trigger Price on the Final Valuation Date, Under these circumstances, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Fund from the Trade Date to the Final Valuation Date. This contingent repayment of principal is based on whether the Final Share Price is below the Trigger Price and applies only if you hold your Securities to maturity.
♦	Limited Return on the Securities — Your potential gain on the Securities will be limited to the applicable Call Return, regardless of the appreciation in the closing price of one share of the Fund, which may be significant. Because the Call Return increases the longer the Securities have been outstanding and your Securities can be called as early as the first quarterly Observation Date, the term of the Securities could be cut short and the return on the Securities would be less than if the Securities were called at a later date. In addition, because the closing price of one share of the Fund at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Fund. Even though you will not participate in any potential appreciation of the Fund, you may be exposed to the Fund's downside market risk if the Securities are not called.

♦	The Probability That the Final Share Price Will Fall Below the Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Fund — "Volatility" refers to the frequency and magnitude of changes in the price of one share of the Fund. Greater expected volatility with respect to the Fund reflects a higher expectation as of the Trade Date that the price of one share of the Fund could close below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the Call Return rate is a fixed amount and depends in part on this expected volatility. However, the Fund's volatility can change significantly over the term of the Securities. The price of one share of the Fund for your Securities could fall sharply, which could result in a significant loss of principal.
♦	Reinvestment Risk — If your Securities are called early, the holding period over which you would receive the Call Return rate could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are called prior to the maturity date.
♦	No Periodic Interest Payments — You will not receive any periodic interest payments on the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to the Securities Generally" in the accompanying product supplement no. UBS-11-I for additional information about these risks.
♦	JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities exceeds JPMS's estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Fund, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the price of one share of the Fund;
♦	the time to maturity of the Securities;
♦	the dividend rates on the equity securities underlying the Fund;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	Investing in the Securities Is Not Equivalent to Investing in the Fund or the Equity Securities Composing the Fund — Investing in the Securities is not equivalent to investing in the Fund or the equity securities held by the Fund. As an investor in the Securities, you will not have any ownership interest or rights in the Fund or the equity securities held by the Fund, such as voting rights, dividend payments or other distributions.
♦	Your Return on the Securities Will Not Reflect Dividends on the Fund or the Equity Securities Composing the Fund — Your return on the Securities will not reflect the return you would realize if you actually owned the Fund or the equity securities held by the Fund and received the dividends on the Fund or those equity securities. This is because the calculation agent will calculate the amounts payable to you on the Securities by reference to the closing price of one share of the Fund on the Observation Dates without taking into consideration the value of dividends on the Fund or the equity securities held by the Fund.
♦	No Affiliation with the Fund or the Issuers of the Equity Securities Composing the Fund — We are not affiliated with the Fund or, to our knowledge, the issuers of the equity securities composing the Fund. We have not independently verified the information about the Fund or the issuers of the equity securities composing the Fund contained in this pricing supplement. You should make your own investigation into the Fund and the issuers of the equity securities composing the Fund. We are not responsible for the public disclosure of information by the Fund or the issuers of the equity securities composing the Fund, whether contained in SEC filings or otherwise.
♦	No Assurances of a Flat or Bullish Environment — While the Securities are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Securities and you may lose some or all of your investment at maturity if the Securities are not previously called.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Fund and could affect the value of the Fund, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Fund — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Fund may adversely affect the market price of the Fund and, therefore, the market value of the Securities.
♦	Market Disruptions May Adversely Affect Your Return — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the Fund on an Observation Date, determining if the Securities are to be automatically called, calculating the Fund Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See "General Terms of Securities — Market Disruption Events" in the accompanying product supplement no. UBS-11-I.

Risks Relating to the Fund

♦	There Are Risks Associated with the Fund — Although shares of the Fund are listed for trading on NYSE Arca, Inc. ("NYSE Arca") and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund's investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the Securities.
♦	Differences Between the Fund and Its Underlying Index — The Fund does not fully replicate its underlying index, and may hold securities not included in its underlying index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the Fund and its underlying index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and its underlying index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its underlying index.
♦	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the Initial Share Price and Trigger Price for certain events affecting the Fund, the calculation agent is not required to make an adjustment for every event that can affect the Fund. If an event occurs that does not require the calculation agent to adjust the Initial Share Price and the Trigger Price, the market value of your Securities, whether the Securities will be automatically called and the payment at maturity if not previously called may be materially and adversely affected.
♦	Non-U.S. Securities Risk — The equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
♦	Emerging Markets Risk — The equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. For more information on the exposure provided by the Fund, please see "Annex A — Background on the iShares® FTSE China Large-Cap ETF" below.
♦	Currency Exchange Risk — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:
♦	existing and expected rates of inflation;
♦	existing and expected interest rate levels;
♦	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
♦	political, civil or military unrest in the countries issuing those currencies and the United States; and
♦	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

Hypothetical Examples

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities with the following terms (amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	24 months (unless earlier called)
Initial Share Price:	$38.20
Call Return Rate:	9.00% per annum (or 2.25% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$24.98 (which is 65.40% of the hypothetical Initial Share Price)

Example 1 — Securities Are Called on the First Observation Date

Closing Price at first Observation Date:	$40.00 (at or above Initial Share Price, Securities are called)
Call Price (per Security):	$10.225

Because the Securities are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.225 per $10.00 principal amount (2.25% return on the Securities).

Example 2 — Securities Are Called on the Final Valuation Date

Closing Price at first Observation Date:	$36.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$35.00 (below Initial Share Price, Securities NOT called)
Closing Price at third to seventh Observation Dates:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$40.00 (at or above Initial Share Price, Securities are called)

Call Price (per Security):	$11.80

Because the Securities are called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $11.80 per $10.00 principal amount (18.00% return on the Securities). This reflects the maximum payment on the Securities.

Example 3 — Securities Are NOT Called and the Final Share Price Is At or Above the Trigger Price

Closing Price at first Observation Date:	$36.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$35.00 (below Initial Share Price, Securities NOT called)
Closing Price at third to seventh Observation Dates:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$24.98 (below Initial Share Price, but at or above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00

Because the Securities are not called and the Final Share Price is above or equal to the Trigger Price, at maturity we will pay you a total of $10.00 per $10.00 principal amount (a zero percent return on the Securities).

Example 4 — Securities Are NOT Called and the Final Share Price Is Below the Trigger Price

Closing Price at first Observation Date:	$36.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$35.00 (below Initial Share Price, Securities NOT called)
Closing Price at third to seventh Observation Dates:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$15.28 (below Initial Share Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Fund Return) $10.00 × (1 + -60%) $4.00

Because the Securities are not called and the Final Share Price is below the Trigger Price, at maturity we will pay you a total of $4.00 per $10.00 principal amount (a 60% loss on the Securities).

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Fund

Included on the following pages is a brief description of the Fund. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of the Fund. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and 2012 and the first, second and third calendar quarters of 2013. Partial data is provided for the fourth calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service ("Bloomberg"), without independent verification. You should not take the historical prices of the Fund as an indication of future performance.

The iShares® FTSE China Large-Cap ETF

The iShares® FTSE China Large-Cap ETF is an exchange-traded fund of iShares® Trust, a registered investment company, which seeks to track the investment results of an index composed of large-capitalization Chinese equities that trade on the Hong Kong Stock Exchange, as measured by the FTSE China 25 Index. The FTSE China 25 Index is designed to represent the performance of the mainland Chinese market that is available to international investors. On July 1, 2013, the name of the Fund was changed from the iShares® FTSE China 25 Index Fund to the current name. For additional information about the iShares® FTSE China Large-Cap ETF, see the information set forth under "Annex A — Background on the iShares® FTSE China Large-Cap ETF" below.

Historical Information Regarding the iShares® FTSE China Large-Cap ETF

The following table sets forth the quarterly high and low closing prices of one share of the iShares® FTSE China Large-Cap ETF, based on daily closing prices as reported by Bloomberg, without independent verification. The closing price of one share of the Fund on December 27, 2013 was $38.20. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for certain actions such as stock splits.

Since its inception, the price of the Fund has experienced significant fluctuations. The historical performance of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Fund during the term of the Securities. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Fund will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Fund.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2008	3/31/2008	$59.25	$41.14	$45.05
4/1/2008	6/30/2008	$54.58	$43.13	$43.83
7/1/2008	9/30/2008	$47.20	$30.88	$34.47
10/1/2008	12/31/2008	$34.35	$19.36	$29.18
1/1/2009	3/31/2009	$31.58	$22.80	$28.52
4/1/2009	6/30/2009	$40.12	$29.23	$38.37
7/1/2009	9/30/2009	$43.78	$36.51	$40.94
10/1/2009	12/31/2009	$46.35	$39.48	$42.27
1/1/2010	3/31/2010	$44.56	$37.17	$42.10
4/1/2010	6/30/2010	$44.59	$37.01	$39.13
7/1/2010	9/30/2010	$42.85	$38.73	$42.82
10/1/2010	12/31/2010	$47.93	$42.20	$43.09
1/1/2011	3/31/2011	$44.96	$41.16	$44.96
4/1/2011	6/30/2011	$46.40	$41.11	$42.95
7/1/2011	9/30/2011	$43.31	$30.83	$30.83
10/1/2011	12/31/2011	$38.95	$29.75	$34.87
1/1/2012	3/31/2012	$40.48	$35.15	$36.63
4/1/2012	6/30/2012	$38.34	$31.83	$33.67
7/1/2012	9/30/2012	$35.29	$32.09	$34.61
10/1/2012	12/31/2012	$40.48	$34.91	$40.48
1/1/2013	3/31/2013	$41.86	$36.33	$36.90
4/1/2013	6/30/2013	$38.62	$31.70	$32.52
7/1/2013	9/30/2013	$39.15	$31.73	$37.08
10/1/2013	12/27/2013*	$40.19	$36.42	$38.20

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 27, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the daily performance of the Fund from October 8, 2004 through December 27, 2013, based on information from Bloomberg, without independent verification. The Fund commenced trading on October 8, 2004. The dotted line represents the Trigger Price, equal to 65.40% of the closing price on December 27, 2013.

Past performance of the Fund is not indicative of the future performance of the Fund.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this pricing supplement and "Use of Proceeds and Hedging" beginning on page PS-30 of the accompanying product supplement no. UBS-11-I.

JPMS's Estimated Value of the Securities

For each offering of the Securities, JPMS's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities" in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples" in this pricing supplement for an illustration of the risk-return profile of the Securities and "The iShares® FTSE China Large-Cap ETF" in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

Annex A - Background on the iShares® FTSE China Large-Cap ETF

We have derived all information contained in this pricing supplement regarding the iShares® China Large-Cap ETF (the "Fund") from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. ("BTC") and BlackRock Fund Advisors ("BFA"). The Fund is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the Fund. The Fund is an exchange-traded fund ("ETF") that trades on the NYSE Arca, Inc. under the ticker symbol "FXI."

On July 1, 2013, the name of the Fund was changed from the iShares® FTSE China 25 Index Fund to the current name.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC's website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the Fund, please see the Fund's prospectus. In addition, information about iShares® and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Fund seeks to track the investment results of an index composed of large-capitalization Chinese equities that trade on the Hong Kong Stock Exchange, as measured by the FTSE China 25 Index. The FTSE China 25 Index was developed by FTSE International Limited ("FTSE") to represent the performance of the mainland Chinese market that is available to international investors. For more information about the FTSE China 25 Index, please see "— FTSE China 25 Index" below.

As of December 26, 2013, the Fund's three largest equity securities were China Construction Bank — Class H, Tencent Holdings Ltd. and China Mobile Ltd. Its three largest sectors were financials, telecommunications services and oil and gas.

The Fund uses a representative sampling indexing strategy (as described below under "Representative Sampling") to try to track the FTSE China 25 Index. The Fund generally invests at least 90% of its assets in the securities of the FTSE China 25 Index or in depositary receipts representing securities included in the FTSE China 25 Index. The Fund may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the FTSE China 25 Index, but which BFA believes will help the Fund track the FTSE China 25 Index.

Representative Sampling

BFA uses a "representative sampling" indexing strategy to manage the Fund. "Representative sampling" is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the FTSE China 25 Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the FTSE China 25 Index. The Fund may or may not hold all of the securities in the FTSE China 25 Index.

Correlation

The FTSE China 25 Index is a theoretical financial calculation while the Fund is an actual investment portfolio. The performance of the Fund and the FTSE China 25 Index may vary due to transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Fund's portfolio and the FTSE China 25 Index resulting from legal restrictions (such as diversification requirements) that apply to the Fund but not to the FTSE China 25 Index or to the use of representative sampling. "Tracking error" is the divergence of the performance (return) of a fund's portfolio from that of its underlying index. BFA expects that, over time, the Fund's tracking error will not exceed 5%. Because the Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. "Replication" is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the FTSE China 25 Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Holdings Information

As of December 26, 2013, 100.00% of the Fund's holdings consisted of equity securities, 0.46% consisted of cash and -0.47% was in other assets, including dividends booked but not yet received. The following tables summarize the Fund's top holdings in individual companies and by sector as of that date.

Top holdings in individual securities as of December 26, 2013

Company	Percentage of Total Holdings
China Construction Bank — Class H	9.95%
Tencent Holdings Ltd.	9.17%
China Mobile Ltd.	8.06%
Industrial & Commercial Bank of China — Class H	6.93%
Bank of China Ltd. — Class H	6.00%
China Shenhua Energy Co. — Class H	4.10%
China Merchants Bank — Class H	4.02%
Agricultural Bank of China — Class H	3.98%
PetroChina Co. Ltd. — Class H	3.96%
China Petroleum & Chemical — Class H	3.95%

Top holdings by sector as of December 26, 2013

Sector	Percentage of Total Holdings
Financials	56.23%
Telecommunications	14.27%
Oil & Gas	11.76%
Technology	9.17%
Basic Materials	4.10%
Industrials	1.91%
S-T Securities	0.46%
Consumer Goods	0.15%
Other/Undefined	1.94%

The information above was compiled from the iShares® website, without independent verification. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The FTSE China 25 Index

We have derived all information contained in this pricing supplement regarding the FTSE China 25 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE International Limited ("FTSE"). The FTSE China 25 Index is calculated, maintained and published by FTSE. FTSE has no obligation to continue to publish, and may discontinue publication of, the FTSE China 25 Index.

The FTSE China 25 Index is reported by Bloomberg L.P. under the ticker symbol "XIN0I."

The FTSE China 25 Index is designed to represent the performance of the mainland Chinese market that is available to international investors. The FTSE China 25 Index is a real-time tradable index, calculated and published in Hong Kong dollars ("HKD") and is currently comprised of 25 of the largest and most liquid Chinese stocks (called "H" shares and "Red Chip" shares) listed and trading on the Stock Exchange of Hong Kong Ltd. ("SEHK"). "H" shares are securities of companies incorporated in the People's Republic of China and are nominated by the Chinese Central Government for listing and trading on the SEHK. "Red Chip" shares are securities incorporated outside of the People's Republic of China that trade on the SEHK. A Red Chip is a company that is substantially owned directly or indirectly by mainland China government entities and that has the majority of its sales revenue or operating assets derived from mainland China. Both "H" shares and "Red Chip" shares are quoted and traded in HKD.

Effective from the start of trading on September 22, 2014, the FTSE China 25 Index will become a 50 stock index and its name will change to the FTSE China 50 Index. See "Risk Factors — Risks Relating to a Fund — The policies of the investment adviser or commodity pool operator, as applicable, for a Fund, and the sponsor of its Underlying Index, if applicable, could affect the value and the amount payable on the securities" in the accompanying product supplement no. UBS-11-I.

Computation of the Index

The FTSE China 25 Index is calculated using the free float index calculation methodology of FTSE. The index is calculated using the following algorithm:

N	(pi × ei × si × fi × ci)
Σ
i=1	d

where i is 1,2, ..., N, N is the number of securities in the index, pi is the latest trade price of the component security (or the price at the close of the index on the previous day), ei is the exchange rate required to convert the security's currency into the index's base currency, si is the number of shares of the security in issue used by FTSE for the security, fi is the Investability Weighting Factor to be applied to a security to allow amendments to its weighting, expressed as a number between 0 and 1, where 1 represents a 100% free float, c is the Capping Factor to applied to a security to correctly weight that security in the index, which maps the investable market capitalization of each stock to a notional market capitalization for inclusion in the index and d is the divisor, a figure that represents the total issued share capital of the index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the index.

The FTSE China 25 Index uses actual trade prices for securities with local stock exchange quotations and the foreign exchange rates received from Reuters at the closing time of the index are used to calculate the end of day index values in HKD and U.S. dollars. Under this methodology, FTSE excludes the following from free floating shares:

♦	Shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments).
♦	Shares held by Sovereign Wealth Funds where each holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.
♦	Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.
♦	Shares held within employee share plans.
♦	Shares held by public companies or by non-listed subsidiaries of public companies.
♦	Shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.
♦	All shares where the holder is subject to a lock-in clause (for the duration of that clause).
♦	Shares held for publicly announced strategic reasons, including shares held by several holders acting in concert.
♦	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

For clarity, holdings not considered as restricted free float include:

♦	Portfolio holdings (such as pension and insurance funds)*
♦	Nominee holdings (unless they represent restricted free float as described above)
♦	Holdings by investment companies*
♦	ETFs

*Where any single portfolio holding is 30% or greater, it will be regarded as strategic and therefore restricted. The shares will remain restricted until the holding falls below 27%.

Free float restrictions are calculated using available published information. For Equity Shares of companies that have been admitted to the FTSE China 25 Index that have a free float greater than 5%, the actual free float will be rounded up to the next highest whole percentage number. Companies with a free float of 5% or below are not eligible for inclusion in the Index.

Following the application of an initial free float restriction, a constituent's free float will only be changed if its rounded free float moves to more than 3 percentage points above or below the existing rounded free float. Where a company's actual free float moves to above 99%, it will not be subject to the 3 percentage points threshold and will be rounded to 100%. A constituent with a free float of 15% or below will not be subject to the 3 percentage points threshold.

Foreign ownership limits, if any, are applied after calculating the actual free float restriction. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied.

Where a company's shares are issued partly, or nil, paid and the call dates are already determined and known, the market price will, for the purposes of calculating its market capitalisation, be adjusted so as to include all such calls (i.e. the fully paid price). Convertible preference shares and loan stocks are excluded until converted. Companies whose business is that of holding equity and other investments (e.g. Investment Trusts) which are assumed by the Industry Classification Benchmark as Subsector equity investment instruments (8985) and Non-equity investment instruments which are assumed by the Industry Classification Benchmark as Subsector non-equity investment instruments (8995) will not be eligible for inclusion.

The FTSE China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE China 25 Index. Implementation of any changes happen at close of trading on the third Friday in March, June, September and December. A constituent's free float is also reviewed and adjusted if necessary by identifying information which necessitates a change in free float weighting, following a corporate event or expiry of a lock-in clause. If the corporate event includes a corporate action which affects the FTSE China 25 Index, any change in free float is implemented at the same time as the corporate action. Securities must be sufficiently liquid to be traded. The following criteria, among others, are used to ensure that illiquid securities are excluded:

Price. The FTSE Asia Pacific Regional Committee must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. The FTSE Asia Pacific Regional Committee may exclude a security from the FTSE China 25 Index if it considers that an "accurate and reliable" price is not available. The FTSE China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

Liquidity. Each security is tested for liquidity on an annual basis in March by calculation of its median daily trading per month as part of the FTSE All-World Index review. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Daily totals with zero trades are included in the ranking; therefore a security that fails to trade for more than half of the days in a month will have a zero median trade.

♦	A non-constituent that does not turnover at least 0.05% of its shares in issue (after the application of any free float weightings), based on its median daily trade per month in ten of the twelve months prior to a full market review, will not be eligible for inclusion in the FTSE China 25 Index.
♦	An existing constituent that does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings), based on its median daily trade per month for at least eight of the twelve months prior to a full market review, will be removed from the FTSE China 25 Index.
♦	New issues that do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their free float adjusted shares based on their median daily trade per month in each month since their listing. This rule will not apply to new issues added under the Fast Entry Rule, which allows the FTSE Asia Pacific Regional Committee to include on an expedited basis, and upon meeting certain requirements, a new issue that is so large that the effectiveness of the FTSE China 25 Index as the market indicator would be significantly and adversely affected by its omission.
♦	In assessing liquidity, data will be obtained from the SEHK.

New Issues. New issues that do not qualify as early entrants, as defined by the ground rules, will become eligible for inclusion at the March review of the FTSE All-World Index, providing they have, since the commencement of Official non-conditional trading, a minimum trading record of at least 3 trading months prior to the date of the review and turnover of at least 0.05% of their free float adjusted shares based on their median daily trade per month in each month since their listing.

The FTSE China 25 Index, like other indices of FTSE, is governed by an independent advisory, the FTSE Asia Pacific Regional Committee. The purpose of the FTSE Asia Pacific Regional Committee is to undertake reviews of the FTSE China 25 Index and to ensure that constituent changes and index calculations are made in accordance with its published ground rules.

The Stock Exchange of Hong Kong Ltd.

Trading on the Stock Exchange of Hong Kong Ltd. ("SEHK") is fully electronic through an Automatic Order Matching and Execution System ("AMS"). The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. Trading takes place through trading terminals on the trading floor or through the off-floor trading devices at Exchange Participants' offices. Continuous trading is undertaken from 9:30 a.m. to 4:00 p.m. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the SEHK is closed. In addition, there is a pre-opening (auction) session from 9.00 a.m. to 9.30 a.m.

The SEHK has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the SEHK considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The SEHK may also do so where: (1) an issuer fails, in a manner which the SEHK considers material, to comply with the SEHK Listing Rules or its Listing Agreements; (2) the SEHK considers there are insufficient securities in the hands of the public; (3) the SEHK considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer's securities; or (4) the SEHK considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the SEHK may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company's shares may also be suspended if there is unusual trading activity in such shares.